Exhibit 10.3

Information in this document marked with “^^” has been omitted and filed separately with the U.S. Securities and Exchange Commission pursuant to a request for confidential treatment.

STRATEGIC MARKETING & COOPERATION AGREEMENT

This Strategic Marketing & Cooperation Agreement (hereby: “Marketing Agreement”) is entered into on 23 April 2010 by and between, Nilimedix Ltd., based in 3 HaSadna Street. TIRAT HaKARMEL, ISRAEL (Including Medx-set Ltd), (hereinafter: “Nilimedix” or “Company”); and China National Pharmaceutical Foreign Trade Corp. (Sinopharm) of No 20 Zhichun Road, Haidian District, Beijing, China (hereinafter: Sinopharm “Sinopharm”)

(for the purpose of this Agreement each of Nilimedix and Sinopharm may sometimes be referred to as a “Party” and collectively the “Parties”)

Whereas parties agreed to cooperate in commercializing Company’s products in China (the “Territory”) and in the strategic forming and execution of a marketing plan to roll out a marketing and operations campaign supporting the distribution activities described in this Agreement.

Whereas, in light of their mutual understandings the Parties herewith wish to set forth their mutual relationship in writing under this Agreement.

NOW THEREFORE THE PARTIES HAVE AGREED AS FOLLOWS:

1.	Term

1.1	The term of this Agreement shall be exactly as that of the Distribution Agreement signed between the parties. All other terms and general stipulations relating to the Distribution Agreement will relate to this agreement as well.

2.	Operations and Expenses.

2.1	The detailed operations of Sinopharm under this Agreement are subject to the sole control and management of Sinopharm. Sinopharm shall be responsible for all of its own employees and expenses, including, without limitation, postage, cable expenses, shipping, insurance, financing, costs and taxes of complying with the exportation or importation of the Products. Sinopharm shall provide, at its own expense, such office space and facilities, hire and train such personnel, and maintain sufficient capital or credit as may be required to carry out its obligations under this Agreement. Sinopharm agrees that it shall incur no expense chargeable to Company, except as may be specifically authorized in advance and in writing by Company.

2.2	The Company will engage in a process aiming to gain regulatory approval for the ADI pump and its disposables in the Chinese market. Said process will be financed by the Company and the Company will retain ownership in the approval.

2.3	The parties agree to cooperate in jointly creating an agreed marketing, sales and operation plan to roll out the commercialization activities in the Chinese market. The plan will be based on the content and principles as set forth in Sinopharm’s attached Marketing Plan – Appendix 2.3.

2.2	The Company will engage in a process aiming to gain regulatory approval for the ADI pump and its disposables in the Chinese market Said process will be financed by the Company and the Company will retain ownership in the approval.

2.3	The parties agree to cooperate in jointly creating an agreed marketing, sales and operation plan to roll out the commercialization activities in the Chinese market. The plan will be based on the content and principles as set forth in Sinopharm’s attached Marketing Plan – Appendix 2.3.

2.4	The parties will cooperate in the execution of the plan, monitoring of the process and the periodical adaptations that will be required.

2.5	Sinopharm’s investments in executing the marketing plan reach in the first four years a total of at least 1,280,000 USD as detailed in Appendix 2.3, and will include the following items:

2.5.1	Set up cost nationwide network and initial clinical background work - ^^ USD (based on items 3, 4, & 5 in Appendix 2.3.

2.5.2	^^ $ per year for trade shows marketing etc (based on items 1, 2, & 7 to Appendix 2.3 per 4 years period. Combined a total of ^^ USD.

2.5.3	^^ designated employees dedicated to the diabetes business – at a cost of ^^ USD per year combined a total of ^^ USD.

3.	Clinical Program and Support:

Parties agree to cooperate in creation of the following clinical program:

3.1	Clinical Program content:

3.1.1	Initial date collection and introduction study into China:

3.1.1.1	A study on ^^ patients for about ^^ in a ^^

3.1.1.2	Study layout – similar to the protocol sent by Nilimedix or different protocol drafted in collaboration with Nilimedix.

3.1.1.3	Preparation of English version of the study.

3.1.1.4	Results shared with Nilimedix and Nilimedix to be allowed to utilized it in any place where it wishes.

3.1.2	Secondary studies – To Be Jointly Determined

3.2	Estimated Budget for the Clinical Program:

3.2.1	For the Initial study:

2.4	The parties will cooperate in the execution of the plan, monitoring of the process and the periodical adaptations that will be required.

2.5	Sinopharm’s investments in executing the marketing plan reach in the first four years a total of at least 1,280,000 USD as detailed in Appendix 2.3, and will include the following items:

2.5.1	Set up cost of nationwide network and initial clinical background work – ^^ USD (based on items 3, 4 & 5 in Appendix 2.3.

2.5.2	^^ $ per year for trade shows marketing etc (based on items 1, 2 & 7 in Appendix 2.3 per 4 years period. Combined a total of ^^ USD.

2.5.3	^^ designated employees dedicated to the diabetes business – at a cost of ^^ USD per year combined a total of ^^ USD.

3.	Clinical Program and Support

Parties agree to cooperate in creation of the following clinical program:

3.1	Clinical Program content:

3.1.1	Initial data collection and introduction study into China:

3.1.1.1	A study on ^^ patients for about ^^ in a ^^

3.1.1.2	Study layout – similar to the protocol sent by Nilimedix or different protocol drafted in collaboration with Nilimedix.

3.1.1.3	Preparation of English version of the study.

3.1.1.4	Results shared with Nilimedix and Nilimedix to be allowed to utilize it in any place where it wishes.

3.1.2	Secondary studies – To Be Jointly Determined

3.2	Estimated Budget for the Clinical Program:

3.2.1	For the Initial study:

3.2.1.1	^^ USD for ^^

3.2.1.2	^^ USD for ^^

3.2.1.3	^^ USD – ^^

4.	Assuming Sinopharm’s undertaking as detailed in this Agreement, Nilimedix will participate in the cost of the campaign and clinical program at the sum of ^^.

Date: 2010.4.22

Place: Beijing, China

Nilimedix by:				Sinopharm By:
Name:	Efri Argaman	&	Amir Loberman
Position:	CEO		CFO
Signature:	/s/		/s/	/s/
	NILIMEDIXLTD			2010.4.22

Marketing plan for Nilimedix

Marketing background of China

1.	Diabetes is a very popular disease in China main land, the diabetes patient has almost over 40 mil!ion and still keep increased 1 million per year including type I and type II. Especially in China main city.

2.	Whereas China is a development country, so the average incomes of the peoples are keeping in the low level. There are only few patients can pay the Insulin pump and pipes in some center city.

All of the cost of pump and spare parts are pay by patients without any medical care system and Insurance.

There are some competitor and enter into China around 6-10 years already, the main aim is Medtronic (USA) and Dana (South Korea). They have established service center covered China main land by manufacturers.

Marketing aim: Hospital & personal use

3.	Nilimedix is a new brand with competitive technology and design.

Sinopharm sales target for Nilimedix

Phase one ( first ^^ years) ^^

1.	Based on the above marketing background, we plan to sell ^^ sets pump at the first year. ( “first year” based on we get the SFDA certificate.)

2.	the second year – fourth year, we plan increase ^^%-^^% every year.

Phase two

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Sales plan

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